As filed with the Securities and Exchange Commission on October 20, 2006
Registration No. 333-138001

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

TELKONET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Utah	87-0627421
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(240) 912-1800
(Address, Including Zip Code, and Telephone Number, Including Area Code
of Registrant’s Principal Executive Offices)

Ronald W. Pickett
Chief Executive Officer
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
(Name and Address, Including Zip Code, of Agent for Service)

(240) 912-1800
(Telephone Number, Including Area Code, of Agent for Service)

copy to:

William J. Conti, Esq.
Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, D.C. 20036
202-861-1726
202-861-1783 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon effectiveness of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

PROSPECTUS

TELKONET, INC.

1,739,683 Shares

Common Stock

This prospectus covers 1,739,683 shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus. We will bear the costs relating to the registration of the shares of our common stock, which we estimate to be approximately $23,503.

The selling stockholder may sell the shares of our common stock through ordinary brokerage transactions or through any other means described in this prospectus under “PLAN OF DISTRIBUTION.” The price at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “TKO.” On October 10, 2006, the last reported sale price of our common stock was $2.70.

Investing in shares of our common stock involves risks. See “RISK FACTORS” beginning on page 4 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in, and incorporated by reference into, this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

The date of this prospectus is October 24, 2006.

TABLE OF CONTENTS

THE COMPANY	1
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	7
USE OF PROCEEDS	7
SELLING STOCKHOLDERS	8
PLAN OF DISTRIBUTION	9
EXPERTS	11
LEGAL MATTERS	11
INFORMATION INCORPORATED BY REFERENCE	11
WHERE YOU CAN FIND MORE INFORMATION	12
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES	12

THE COMPANY

This summary highlights selected information contained elsewhere in this prospectus and incorporated into this prospectus by reference. This summary may not contain all of the information that may be important to you in considering an investment in our common stock. You should carefully read the entire prospectus, including the documents that are incorporated by reference into this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “Telkonet,” the “company,” “we,” “us,” and “our” refer to Telkonet, Inc.

Overview

The Company was formed in 1999 to develop products for use in the powerline communications (PLC) industry. PLC products use existing electrical wiring in commercial and residential buildings to carry high speed data communications signals, including the Internet. Since its formation, the Company has focused on development and marketing of its PLC technology.  Following the acquisition of Microwave Satellite Technologies (MST) in January 2006, the Company began offering complete sales, installation and service of VSAT and business television networks, and became a full-service national Internet Service Provider (ISP). The acquisition of the MST business enabled the Company to begin offering a complete "triple-play" solution to subscribers of HDTV, VoIP telephony and NuVision Broadband Internet access, in commercial multi-dwelling units and hotels.

Our powerline communications technology, the “Telkonet iWire SystemTM” product suite (formerly referred to as the PlugPlus™ product suite), consists of four primary components, the Gateway, the eXtender, the Coupler and the iBridge. The Gateway, the hub of the Telkonet iWire SystemTM, is a modular, self-contained unit that accepts data from an existing network on one port and distributes it via a second port. The Gateway integrates a communications processor that runs a series of proprietary applications under Linux. The signal generated by the Gateway can be directly coupled into low voltage wiring via the Coupler, which interfaces directly between the Gateway and the building’s electrical panel. Multi-panel buildings typically require multiple Couplers, which are connected to the Gateway via inexpensive coaxial cable and concentrated using standard radio frequency splitters. A suite of software applications running on the Gateway can perform communications functions or system management functions. The iBridge serves as the user’s network access device and connects to a user’s personal computer through a standard Ethernet cable. The iBridge’s AC line cord serves as its power source as well as its network interface. The eXtenderTM is used to extend the reach of the Gateway in larger buildings or campus environments.

The Telkonet iWire SystemTM product suite delivers data to the user at speeds in excess of 7 Mega bits per second (Mbps), with burst speeds of 12.6 Mbps. The Telkonet iWire SystemTM product suite is installed by connecting an incoming broadband signal (DSL, TL, satellite or cable modem) into the Gateway and connecting the Gateway to the building’s electrical panel using one or more Couplers. Once installed, the Gateway distributes the high-speed Internet signal throughout the entire existing network of electrical wires within the building. The user may access a high-speed Internet signal by plugging the iBridge into any electrical outlet and connecting a personal computer to the iBridge using the computer’s built-in Ethernet port. Multiple personal computers connected to the iBridgeTM can communicate with one another and can share a single broadband resource via the Gateway.

We are a member of the HomePlug™ Powerline Alliance, an industry trade group that engages in marketing and educational initiatives, and sets standards and specifications for products in the powerline communications industry.

We are a Utah corporation and our principal executive offices are located at 20374 Seneca Meadows Parkway, Germantown, Maryland 20876.

Business History

In January 2002, we announced that we had shifted our management emphasis from research and development to product sales and marketing in order to move our initial proprietary products into the commercial market. In January 2002, the Board of Directors, Founders and executive management of the Company also reassessed the Company’s capital structure. In order to attract additional management and marketing expertise, and to raise the necessary capital for manufacturing, sales, and marketing, the Board of Directors approved a plan authorizing the repurchase of certain shares of, and options to purchase, Telkonet common stock held by each of David Grimes, L. Peter Larson and Stephen Sadle who, at the time of the stock repurchase, each owned in excess of five percent of the issued and outstanding capital stock and were directors and executive officers of Telkonet. The net effect of the recapitalization was to reduce the number of shares of issued and outstanding common stock from approximately 22,100,000 shares to 13,900,000 shares.

In May 2002, we concluded an offering of Series A convertible debentures pursuant to which we raised approximately $1.7 million dollars for working capital purposes. In the fourth quarter of 2002, we announced the successful installation of our Telkonet iWire SystemTM product suite at a historic inn in Augusta, Georgia and installation of a product field trial in Wilmington, North Carolina.

In the first quarter of 2003, we concluded an offering of Series B convertible debentures pursuant to which we raised approximately $2.5 million dollars for working capital purposes. We also executed a strategic alliance agreement with Choice Hotels International (NYSE: CHH), one of the largest hotel franchise companies in the world, pursuant to which we agreed to become a Choice Hotels-endorsed vendor.

In the second quarter of 2003, we concluded an offering of Senior Notes pursuant to which we raised approximately $5,000,000, exclusive of placement costs and fees. The proceeds of the Senior Note offering were designated for working capital purposes.

In January 2004, the Board of Directors determined to permit the Senior Noteholders, for a limited period of time, to convert their Senior Notes into the Company's common stock at a conversion price of $2.10 per share. In connection with this transaction, Senior Noteholders converted Senior Notes having an aggregate principal value of $2,539,000. As of June 30, 2006, the Senior Notes have been paid in full.

In February 2004, we completed a private offering of our common stock resulting in net proceeds of $12.8 million. We sold 6,387,600 shares of our common stock in the private offering. The proceeds of the private placement were designated for working capital purposes.

In October 2005, we announced that we completed a convertible senior debt financing of $20 million. The proceeds of this financing were reserved for general working capital needs. The convertible senior notes were purchased by two institutional investors in the face amount of $10 million each. The Company had the right at any time to pre-pay the convertible senior notes in cash or, subject to satisfaction of certain conditions, common stock. If the Company elected to use common stock to pre-pay the convertible senior notes, the price of the common stock was set at the lower of $5 or 92.5% of the average recent market price. In the event of a discretionary prepayment of the convertible senior notes by the Company, the Company was obligated to issue additional warrants to the noteholders covering 65% of the amount pre-paid at a strike price of $5 per share. The Company made three discretionary prepayments on the convertible senior notes prior to their repayment (which is described in greater detail below). As a result of these accelerated payments, Telkonet issued warrants to purchase 540,910 shares of common stock to each of the noteholders. The common stock underlying a portion of these repayment warrants are being registered in the registration statement of which this prospectus forms a part.  In connection with the convertible senior note financing, the Company agreed to certain financial covenants in the Note evidencing such indebtedness which required the Company to achieve minimum revenue of $2 million for each fiscal quarter during the term of the Note. The Company failed to meet this financial covenant for the period ended June 30, 2006 and, therefore, was required to pay the noteholders an aggregate accelerated principal payment of $1,000,000 on or before September 1, 2006. Although the Company believes that the failure to meet this covenant did not constitute an event of default under the Senior Convertible Note, one of the noteholders informed the Company that it believed an event of default had occurred.  As a result of this dispute, on August 14, 2006, the Company executed separate settlement agreements with each Convertible Senior Noteholder. Pursuant to the settlement agreements the Company paid to the lenders $9,910,392, in the aggregate, plus accrued but unpaid interest and certain premiums specified in the Notes in full satisfaction of the amounts then outstanding under the Notes. In exchange for these payments, which were comprised of cash, common stock and warrants to purchase common stock, each noteholder agreed to waive the Company's failure to satisfy the minimum revenue test for the Fiscal Quarter ended June 30, 2006 and any Event of Default that would arise under the Note solely as a result of the failure to satisfy the minimum revenue test for such fiscal quarter. As of September 15, 2006 the Convertible Senior Notes have been paid in full.

In January 2006, the Company acquired, for $9 million, a 90% interest in Microwave Satellite Technologies (MST), a communications technology company that offers complete sales, installation, and service of Very Small Aperture Terminal (VSAT) and business television networks, and is a full-service national Internet Service Provider (ISP). Following this acquisition the Company began providing a “triple-play” solution to HDTV, VoIP telephony and Internet subscribers. The $9 million purchase price is payable $1.8 million in cash and 1.6 million unregistered shares of the Company’s common stock. With respect to the cash portion of the purchase price, $900,000 was paid at the closing and the remaining $900,000 is payable in January 2007. With respect to the stock portion of the purchase price, 600,000 shares of Telkonet common stock were paid at the closing and in the second quarter 2006 and the remaining 1,000,000 shares are currently held in escrow and shall be released upon the achievement of 3,300 “triple play” subscribers over a three year period. The Company plans to expand MST's existing operations, which currently are concentrated in Manhattan, throughout New York and increase its presence in other major metropolitan cities using the New York system as a template.

On August 31, 2006, we completed a private placement of 2.4 million shares of our common stock to Enable Capital Management for gross proceeds of $6.0 million. No underwriting commissions were paid in connection with this transaction. The proceeds of this offering will be used for general working capital needs. As part of this offering we also issued to this investor warrants to purchase 1.56 million shares of our common stock at an exercise price of $4.17 per share. These warrants expire five years from the date of issuance.

Technology

We have applied for patents that cover the unique technology integrated into the Telkonet iWire SystemTM product suite. We also continue to identify, design and develop enhancements to our core technologies that will provide additional functionality, diversification of application and desirability for current and future users of the Telkonet iWire SystemTM product suite.

In January 2003, we received Federal Communications Commission (FCC) approval to market the Telkonet iWire SystemTM product suite. FCC rules permit the operation of unlicensed digital devices that radiate radio frequency emissions if the manufacturer complies with certain equipment authorization procedures, technical requirements, marketing restrictions and product labeling requirements. An independent, FCC-certified testing lab has verified that our Gateway complies with the FCC technical requirements for Class A digital devices. No further testing of this device is required and the device may be manufactured and marketed for commercial use.

In March 2005, we received final certification of our Telkonet iWire SystemTM product suite from European Union (EU) authorities, which certification was required before we could sell and permanently install our products in EU countries. As a result of the certification, Telkonet products that will be sold and installed in EU countries will bear the Conformite Europeene (CE) mark, a symbol that demonstrates that the product has met the EU’s regulatory standards and is approved for sale within the EU. We now have satisfied the governmental requirements for product safety and certification in the EU and are free to sell and install the Telkonet iWire SystemTM product suite in the EU.

In June 2005, we received the National Institute of Standards and Technology (NIST) Federal Information Processing Standard (FIPS) 140-2 validation for the Gateway. In July 2005, we received FIPS 140-2 validation for the eXtender and iBridge. The U.S. federal government requires, as a condition to purchasing certain information processing applications, that such applications receive FIPS 140-2 validation. U.S. federal agencies use FIPS 140-2 compliant products for the protection of sensitive information. As a result of the foregoing validations, as of July 2005, all of Telkonet’s powerline carrier products have satisfied all governmental requirements for security certification and are eligible for purchase by the U.S. federal government. In addition to the foregoing, Canadian provincial authorities use FIPS 140-2 compliant products for the protection of sensitive designate information. The Communications-Electronics Security Group (CESG) also has stated that FIPS 140-2 compliant products meet its security criteria for use in data traffic categorized as “Private.” CESG is part of the United Kingdom’s National Technical Authority for Information Assurance, which is a government agency responsible for validating the security of information processing applications for the government of the United Kingdom, financial institutions, healthcare organizations, and international governments, among others.

In December 2005, the United States Patent and Trademark Office issued patent number 6,975,212 titled “Method and Apparatus for Attaching Power Line Communications to Customer Premises” (U.S. Pat. App. No. 10/219, 811). The patent application covers our proprietary Coupler technology, which enables the conversion of electrical outlets into high-speed data ports without costly installation, additional wiring, or significant disruption of business activity. The Coupler is an integral component of the Telkonet iWire SystemTM product suite.

In November 2005, we received the Norma Official Mexicana (NOM) certification, enabling our Telkonet iWire SystemTM product suite to be sold in Mexico. NOM certification is required for our products to be sold in Mexico, and no further certifications are required for us to sell the Telkonet iWire SystemTM product suite in Mexico.

In September 2006, the United States Patent and Trademark Office issued patent number 7,091,831, titled "Method and Apparatus for Attaching Power Line Communications to Customer Premises". The patented technology incorporates a safety disconnect circuit breaker into the Telkonet Coupler, creating a single streamlined unit. In doing so, installation of the Telkonet iWire System(TM) is faster, more efficient, and more economical than with separate disconnect switches, delivering optimal signal quality. The Telkonet Integrated Coupler Breaker patent covers the unique technique used for interfacing and coupling its communication devices onto the three-phase electrical systems that are predominant in commercial buildings.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.

The Company has a history of operating losses and an accumulated deficit and expects to continue to incur losses for the foreseeable future.

Since inception through June 30, 2006, the Company has incurred cumulative losses of $54,816,697 and has never generated enough funds through operations to support its business. The Company expects to continue to incur operating losses through 2006. Additional capital may be required in order to provide working capital requirements for the next twelve months. The Company’s losses to date have resulted principally from:

•	research and development costs relating to the development of the Telkonet iWire SystemTM product suite;

•	costs and expenses associated with manufacturing, distribution and marketing of the Company’s products;

•	general and administrative costs relating to the Company’s operations; and

•	interest expense related to the Company’s indebtedness.

The Company is currently unprofitable and may never become profitable. Since inception, the Company has funded its research and development activities primarily from private placements of equity and debt securities, a bank loan and short term loans from certain of its executive officers. As a result of its substantial research and development expenditures and limited product revenues, the Company has incurred substantial net losses. The Company’s ability to achieve profitability will depend primarily on its ability to successfully commercialize the Telkonet iWire SystemTM product suite. If the Company is not successful in generating sufficient liquidity from operations or in raising sufficient capital resources on terms acceptable to the Company, this could have a material adverse effect on the Company’s business, results of operations, liquidity and financial condition.

Potential fluctuations in operating results could have a negative effect on the price of the Company’s common stock.

The Company’s operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside the Company’s control, including:

•	the level of use of the Internet;

•	the demand for high-tech goods;

•	the amount and timing of capital expenditures and other costs relating to the expansion of the Company’s operations;

•	price competition or pricing changes in the industry;

•	technical difficulties or system downtime;

•	economic conditions specific to the internet and communications industry; and

•	general economic conditions.

The Company’s quarterly results may also be significantly impacted by certain accounting treatment of acquisitions, financing transactions or other matters. Such accounting treatment could have a material impact on the Company’s results of operations and have a negative impact on the price of the Company’s common stock.

The Company’s directors and executive officers own a substantial percentage of the Company’s issued and outstanding common stock. Their ownership could allow them to exercise significant control over corporate decisions.

As of September 21, 2006, the Company’s officers and directors owned 20.4% of the Company’s issued and outstanding common stock. This means that the Company’s officers and directors, as a group, exercise significant control over matters upon which the Company’s stockholders may vote, including the selection of the Board of Directors, mergers, acquisitions and other significant corporate transactions.

Further issuances of equity securities may be dilutive to current stockholders.

Although the funds raised in the Company’s debenture offerings, the note offerings and the private placement of common stock are being used for general working capital purposes, it is likely that the Company will be required to seek additional capital in the future. This capital funding could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price for the Company’s common stock. Any issuance of additional shares of the Company’s common stock will be dilutive to existing stockholders and could adversely affect the market price of the Company’s common stock.

Recent accounting pronouncements may impact our future financial position and results of operations.

There have been new accounting pronouncements or regulatory rulings that have an impact on our future financial position and results of operations. For instance, on December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), "Share-Based Payment", which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation". SFAS 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and amends FASB Statement No. 95, "Statement of Cash Flows". Generally, the approach in SFAS 123(R) is similar to the approach described in Statement 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. We have adopted SFAS 123(R) effective January 1, 2006 under the modified-prospective method. The adoption of SFAS 123(R)'s fair value method has a significant impact on our result of operations, although it will have no impact on our overall financial position. Our estimate of stock-based compensation expense is affected by our stock price, the number of stock-based awards we may grant in 2006, as well as a number of complex and subjective valuation assumptions including, but not limited to, the volatility of our stock price, interest rates and employee stock option exercise behaviors.

The exercise of options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock.

As of June 30, 2006, the Company had outstanding employee options to purchase a total of 9,108,130 shares of common stock at exercise prices ranging from $1.00 to $5.29 per share, with a weighted average exercise price of $1.89. As of June 30, 2006, the Company had outstanding non-employee options to purchase a total of 1,815,937 shares of common stock at an exercise price of $1.00 per share. As of June 30, 2006, the Company had warrants outstanding to purchase a total of 1,594,320 shares of common stock at exercise prices of $5.00 per share. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon such exercise will be dilutive to existing stockholders and could adversely affect the market price of the Company’s common stock.

The powerline communications industry is intensely competitive and rapidly evolving.

The Company operates in a highly competitive, quickly changing environment, and the Company’s future success will depend on its ability to develop and introduce new products and product enhancements that achieve broad market acceptance in commercial and governmental sectors. The Company will also need to respond effectively to new product announcements by its competitors by quickly introducing competitive products.

Delays in product development and introduction could result in:

•	loss of or delay in revenue and loss of market share;

•	negative publicity and damage to the Company’s reputation and brand; and

•	decline in the average selling price of the Company’s products.

Government regulation of the Company’s products could impair the Company’s ability to sell such products in certain markets.

FCC rules permit the operation of unlicensed digital devices that radiate radio frequency emissions if the manufacturer complies with certain equipment authorization procedures, technical requirements, marketing restrictions and product labeling requirements. Differing technical requirements apply to “Class A” devices intended for use in commercial settings, and “Class B” devices intended for residential use to which more stringent standards apply. An independent, FCC-certified testing lab has verified that the Company’s Telkonet’s iWire SystemTM product suite complies with the FCC technical requirements for Class A and Class B digital devices. No further testing of these devices is required and the devices may be manufactured and marketed for commercial and residential use. Additional devices designed by the Company for commercial and residential use will be subject to the FCC rules for unlicensed digital devices. Moreover, if in the future, the FCC changes its technical requirements for unlicensed digital devices, further testing and/or modifications of devices may be necessary. Failure to comply with any FCC technical requirements could impair the Company’s ability to sell its products in certain markets and could have a negative impact on its business and results of operations.

Products sold by the Company’s competitors could become more popular than the Company’s products or render the Company’s products obsolete.

The market for powerline communications products is highly competitive. The Company believes it has the only commercial integrated three phase solution for “in-building” distribution of broadband utilizing the electrical wiring infrastructure. Certain HomePlug(TM) Powerline Alliance members offer similar PLC solutions for the residential market. Although the HomePlug(TM) Powerline Alliance members do not presently compete with the Company in the commercial market, there can be no assurance that the HomePlug(TM) Powerline Alliance members or any other company will not develop PLC products that compete with the Company’s products in the future. Some of these potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, sales, marketing and other resources. These potential competitors may, among other things, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, may obtain more favorable pricing from suppliers and manufacturers and exert more influence on the sales channel than the Company can. As a result, the Company may not be able to compete successfully with these potential competitors and these potential competitors may develop or market technologies and products that are more widely accepted than those being developed by the Company or that would render the Company’s products obsolete or noncompetitive. The Company anticipates that potential competitors will also intensify their efforts to penetrate the Company’s target markets. These potential competitors may have more advanced technology, more extensive distribution channels, stronger brand names, bigger promotional budgets and larger customer bases than the Company does. These companies could devote more capital resources to develop, manufacture and market competing products than the Company could. If any of these companies are successful in competing against the Company, its sales could decline, its margins could be negatively impacted, and the Company could lose market share, any of which could seriously harm the Company’s business and results of operations.

The failure of the internet to continue as an accepted medium for business commerce could have a negative impact on the Company’s results of operations.

The Company’s long-term viability is substantially dependent upon the continued widespread acceptance and use of the Internet as a medium for business commerce. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or increased governmental regulation could slow or stop the growth of the Internet as a viable medium for business commerce. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, accessibility and quality of service) remain unresolved and may adversely affect the growth of Internet use or the attractiveness of its use for business commerce. The failure of the necessary infrastructure to further develop in a timely manner or the failure of the Internet to continue to develop rapidly as a valid medium for business would have a negative impact on the Company’s results of operations.

The Company may not be able to obtain patents, which could have a material adverse effect on its business.

The Company’s ability to compete effectively in the powerline technology industry will depend on its success in acquiring suitable patent protection. The Company currently has several patents pending. The Company also intends to file additional patent applications that it deems to be economically beneficial. If the Company is not successful in obtaining patents, it will have limited protection against those who might copy its technology. As a result, the failure to obtain patents could negatively impact the Company’s business and results of operations.

Infringement by third parties on the Company’s proprietary technology and development of substantially equivalent proprietary technology by the Company’s competitors could negatively impact the Company’s business.

The Company’s success depends partly on its ability to maintain patent and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that the measures the Company has taken to protect its intellectual property, including those integrated to its Telkonet iWire SystemTM product suite, will prevent misappropriation or circumvention. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that the Company’s existing patents, or any patents that may be issued in the future, will provide the Company with significant protection against competitors. Moreover, there can be no assurance that any patents issued to, or licensed by, the Company will not be infringed upon or circumvented by others. Infringement by third parties on the Company’s proprietary technology could negatively impact its business. Moreover, litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in the Company’s favor. The Company also relies to a lesser extent on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that the Company can meaningfully protect its rights to such unpatented proprietary technology. Development of substantially equivalent technology by the Company’s competitors could negatively impact its business.

The Company depends on a small team of senior management, and it may have difficulty attracting and retaining additional personnel.

The Company’s future success will depend in large part upon the continued services and performance of senior management and other key personnel. If the Company loses the services of any member of its senior management team, its overall operations could be materially and adversely affected. In addition, the Company’s future success will depend on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, purchasing and customer service personnel when they are needed. Competition for these individuals is intense. The Company cannot ensure that it will be able to successfully attract, integrate or retain sufficiently qualified personnel when the need arises. Any failure to attract and retain the necessary technical, managerial, marketing, purchasing and customer service personnel could have a negative effect on the Company’s financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference may contain “forward-looking statements,” which represent our expectations or beliefs, including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words “may,” “will,” “expect,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology. Any statements contained in this prospectus, any prospectus supplement or the information incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

USE OF PROCEEDS

All net proceeds from the sale of our common stock will go to the selling stockholder selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholder.

SELLING STOCKHOLDER

        The shares of common stock being offered pursuant to this prospectus by the selling stockholder include shares of common stock issuable to the selling stockholder upon exercise of the warrants (i) issued in connection with the repayment of the Convertible Senior Note on September 15, 2006, (ii) issued on October 27, 2005 in connection with the issuance of the Convertible Senior Notes and (iii) issued in January 2006, July 2006 and August 2006 in connection with accelerated payments under the Convertible Senior Note. For additional information regarding the issuance of these warrants to purchase common stock, see “Business History” beginning on page 1 of this prospectus. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares issued upon exercise of the warrants for resale from time to time. Except for the ownership by the selling stockholder of our securities, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the warrants, as of October 13, 2006, assuming exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on such exercise. The third column lists the shares of common stock being offered by this prospectus by the selling stockholder.

In accordance with the terms of registration rights agreements with the selling stockholder, this prospectus generally covers the resale of at least 130% of the number of shares of common stock issuable upon exercise of the warrants specified above as of the trading day immediately preceding the date this registration statement is initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the warrants, the selling stockholder may not exercise the warrants to the extent such exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution” beginning on page 9 of this prospectus.
		Maximum Number of Shares
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering
Kings Road Investments, Ltd. (1)	1,472,496	1,739,683	174,454

(1)
Kings Road Investments Ltd. (“Kings Road”) is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the convertible notes or warrants or shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $23,503 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements of Telkonet incorporated by reference in this prospectus from our Form 10-K for the year ended December 31, 2005 have been audited by Russell Bedford Stefanou Mirchandani LLP, independent certified public accountants, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

An opinion has been rendered by the law firm of Baker & Hostetler LLP to the effect that the shares of our common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the shares of our common stock offered by this prospectus are sold.

•	Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006 and the amendment thereto filed on March 29, 2006;

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2006 (filed on May 10, 2006) and June 30, 2006 (filed on August 9, 2006);

•	Current Reports on Form 8-K filed on January 24, 2006, February 2, 2006, April 12, 2006, June 6, 2006, August 16, 2006 and September 6, 2006;

•	Definitive Proxy Statement on Schedule 14A, filed on November 7, 2005; and

•	The description of our common stock contained in our registration statement on Form 10-SB, filed on September 13, 1999.

All documents we file with the SEC from the date of this prospectus until all of the shares offered under this prospectus are sold, shall also be deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or considered to be incorporated by reference into this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of any of the documents that are incorporated by reference into this prospectus, other than exhibits that are not specifically incorporated by reference into such documents, and our certificate of incorporation and bylaws, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
(240) 912-1800

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the SEC. These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and at the SEC’s Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.

We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. This prospectus is dated October 24, 2006. You should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the registrant pursuant to applicable state law, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission Registration Fee	$503
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$10,000
Printing Fees and Expenses	$2,000
Miscellaneous	$1,000

Total	$23,503

Item 15. Indemnification of Directors and Officers.

Reference is made to Section 16-10a-902 of the Utah Business Corporation Act, which enables a corporation to indemnify an individual made a party to a proceeding because he is or was a director of Telkonet if (i) his conduct was in good faith, (ii) he reasonably believed his conduct was in, or not opposed to, the corporation’s best interests, and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit. The Utah Business Corporation Act also permits Telkonet to purchase insurance on behalf of any person that is or was a director, officer, employee, fiduciary or agent of Telkonet. Telkonet’s amended and restated articles of incorporation provide in effect for the elimination of the personal liability of Telkonet’s directors and for the indemnification by Telkonet of each director and officer of Telkonet, in each case, to the fullest extent permitted by applicable law. Telkonet purchases and maintains insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Telkonet against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Telkonet would have the power or the obligation to indemnify him or her against such liability under the provisions of Telkonet’s amended and restated articles of incorporation.

Item 16. Exhibits.

Exhibit Number	Description of Exhibits
4.1	Form of Warrant to Purchase Common Stock (incorporated by reference to our S-3 Registration Statement filed on September 29, 2006)

5.1	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Telkonet, Inc. being registered*

10.1	Settlement Agreement, dated August 14, 2006, by and between Telkonet, Inc. and Kings Road Investments, Ltd. (incorporated by reference to our Current Report on Form 8-K filed on August 16, 2006)

10.2
Securities Purchase Agreement, dated October 26, 2005, by and among Telkonet, Inc., Kings Road Investments and Portside Growth & Opportunity Fund (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

10.3
Registration Rights Agreement, dated October 27, 2005, by and among Telkonet, Inc., Kings Road Investments and Portside Growth & Opportunity Fund (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP relating to the financial statements of Telkonet, Inc.*

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)*

24	Power of Attorney (included on signature page)*
_________
* previously filed

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or that is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Telkonet, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 20th day of October, 2006.

TELKONET, INC.
By:	/s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 20, 2006 by the following persons in the capacities indicated below.

Signature	Title

/s/ Stephen L. Sadle	Senior Vice President and Director
Stephen L. Sadle

/s/ Ronald W. Pickett	President, Chief Executive Officer and Director
Ronald W. Pickett

/s/ Richard J. Leimbach	Vice President Finance
Richard J. Leimbach

/s/ Warren V. Musser	Chairman of the Board of Directors
Warren V. Musser

/s/ Thomas M. Hall	Director
Thomas M. Hall

/s/ Thomas C. Lynch	Director
Thomas C. Lynch

/s/ James L. Peeler	Director
James L. Peeler

/s/ Seth Blumenfeld	Director
Seth Blumenfeld

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
4.1	Form of Warrant to Purchase Common Stock (incorporated by reference to our Current Report on Form 8-K filed on September 6, 2006)

5.1	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Telkonet, Inc. being registered*

10.1	Settlement Agreement, dated August 14, 2006, by and between Telkonet, Inc. and Kings Road Investments, Ltd. (incorporated by reference to our Current Report on Form 8-K filed on August 16, 2006)

10.2
Securities Purchase Agreement, dated October 26, 2005, by and among Telkonet, Inc., Kings Road Investments and Portside Growth & Opportunity Fund (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

10.3
Registration Rights Agreement, dated October 27, 2005, by and among Telkonet, Inc., Kings Road Investments and Portside Growth & Opportunity Fund (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP relating to the financial statements of Telkonet, Inc.*

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)*

24	Power of Attorney (included on signature page)*
_________
* previously filed